Exhibit 10.13
Rent-A-Center, Inc.
Summary of Director Compensation
Annual Retainers:
Non-employee directors each receive an annual retainer of $30,000. In addition, the chairperson of the Audit Committee receives an annual retainer of $7,500, and the chairpersons of each of the Compensation Committee and the Nominating and Corporate Governance Committee receives an annual retainer of $4,000. Members of the Audit Committee other than the chairperson receive an annual retainer of $4,000, and members of each of the Compensation Committee and the Nominating and Corporate Governance Committee receive an annual retainer of $2,000, All retainers are payable in cash, in four equal installments on the first day of each fiscal quarter.
Meeting Fees:
Non-employee directors each receive $2,000 for each Board of Directors meeting and $1,000 for each committee meeting attended in person and are reimbursed for their expenses in attending such meetings. Non-employee directors also each receive $500 for each telephonic Board of Directors or committee meeting attended.
Equity Awards:
At the discretion of the Compensation Committee, non-employee directors may receive options to purchase shares of Rent-A-Center, Inc. common stock on the first business day of each fiscal year. Historically, non-employee directors have received options to purchase 9,000 shares of Rent-A-Center common stock on the first business day for the first full fiscal year of service as a director, and options to purchase 5,000 shares of Rent-A-Center common stock on the first business day of each year thereafter. The exercise price of the options is the fair market value of shares of Rent-A-Center common stock on the grant date as defined under the applicable plan. These options vest and are exercisable immediately.